Exhibit 99.1

FOR DISTRIBUTION ON	For more information, contact:
APRIL 23, 2015 AT 08:00 A.M.	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Vice President, Global Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI SURGICAL™ ANNOUNCES 2015 FIRST QUARTER RESULTS

– Raises revenue guidance for full year 2015 –

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (April 23, 2015) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, reported operating results for the first quarter of 2015 as follows:

First Quarter Highlights:

•	Achieved first quarter revenues of $68 million, a 12 percent increase over the first quarter of 2014.

•	Achieved net income per fully diluted share of $0.05.

•	Benefited from accelerated deferred revenue recognition of $1.5 million and associated net income per fully diluted share of $0.02.

•	Achieved revenues of $19.4 million in the spine business, a 2 percent increase over the first quarter of 2014 with a 20 percent increase in the direct spine business.

•	Achieved revenues of $12.1 million in the sports medicine business, a 7 percent increase over the first quarter of 2014.

•	Achieved revenues of $10.9 million in the BGS and general orthopedic business, a 34 percent increase over first quarter of 2014.

•	Achieved revenues of $10.6 million in the orthofixation business, a 42 percent increase over the first quarter of 2014.

Worldwide revenues were $68 million for the first quarter of 2015 compared to revenues of $60.7 million for the first quarter of 2014. Domestic revenues were $62.7 million for the first quarter of 2015 compared to revenues of $54.8 million for the first quarter of 2014. International revenues were $5.3 million for the first quarter of 2015 compared to revenues of $5.9 million for the first quarter of 2014. On a constant currency basis, international revenues for the first quarter of 2015 increased 1 percent compared to the first quarter of 2014. For the first quarter of 2015, the company benefited from $1.5 million in accelerated deferred revenue recognition due to loss of exclusivity by its commercial partner in the breast reconstruction market.

“We saw solid growth in the first quarter, exceeding our expectations and keeping us on track for the year,” said Brian K. Hutchison, president and chief executive officer. “Our growth was in line with the plan we laid out for our three major areas of focus, mentioned on our fourth quarter and year-end earnings call. Our base biologics business, which includes allograft and xenograft implants was comparable to prior year. Our hardware business, which includes metals and synthetic-based implants, grew 30 percent and our focused products, which includes nanOss® advanced bone graft substitute, Fortiva™ porcine dermis and map3® cellular allogeneic bone graft, grew more than 100 percent.”

For the first quarter of 2015, the company reported net income applicable to common shares of $2.9 million and net income per fully diluted common share of $0.05, based on 57.9 million fully diluted shares outstanding, compared to net loss applicable to common shares of $3.1 million and net loss per fully diluted common share of $0.05 for the first quarter of 2014, based on 56.5 million fully diluted shares outstanding. For the first quarter 2015, the company benefited from $0.9 million in net income applicable to common shares, or $0.02 in net income per fully diluted common share, related to the previously mentioned accelerated deferred revenue recognition.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as detailed in the reconciliation provided later in this release, was $10.7 million for the first quarter of 2015 (16 percent of first quarter 2015 revenues) compared to $6.4 million for the first quarter of 2014 (10 percent of first quarter 2014 revenues).

Fiscal 2015 and Second Quarter Outlook

Based on results from the first quarter, the company is raising full year guidance for 2015. The company now expects full year revenues for 2015 to be between $281 million and $286 million, as compared to prior guidance of between $279 million and $285 million. Full year net income per fully diluted common share is expected to be in the range of $0.19 to $0.23 based on 58.2 million fully diluted common shares outstanding, as compared to prior guidance of $0.17 to $0.22.

For the second quarter of 2015, the company expects revenues to be between $70 million and $71 million, and net income per fully diluted common share to be approximately $0.04, based on 58.2 million fully diluted shares outstanding.

“During the first quarter we saw strong growth in our direct distribution business,” said Hutchison. “Based on results from the first quarter, I am confident in our ability to meet our goals for the year. We will continue to target our key initiatives including driving growth in our focused products, capturing market share in spine hardware, growing international revenue and controlling spending to improve margins.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the first quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2015	2014
Revenues	$68,034	$60,745
Costs of processing and distribution	31,035	34,547

Gross profit	36,999	26,198

Expenses:
Marketing, general and administrative	27,255	25,854
Research and development	3,580	3,832

Total operating expenses	30,835	29,686

Operating income (loss)	6,164	(3,488)

Total other expense—net	(294)	(355)

Income (loss) before income tax (provision) benefit	5,870	(3,843)
Income tax (provision) benefit	(2,128)	1,533

Net income (loss)	3,742	(2,310)

Convertible preferred dividend	(808)	(750)

Net income (loss) applicable to common shares	$2,934	$(3,060)

Net income (loss) per common share—basic	$0.05	$(0.05)

Net income (loss) per common share—diluted	$0.05	$(0.05)

Weighted average shares outstanding—basic	57,087,497	56,451,646

Weighted average shares outstanding—diluted	57,949,224	56,451,646

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Applicable to Commons Shares to Adjusted EBITDA

(Unaudited, in thousands)

	For the Three Months
	Ended March 31,
	2015	2014
Net income (loss)	$2,934	$(3,060)
Interest expense, net	316	333
Provision (benefit) for income taxes	2,128	(1,533)
Depreciation	2,944	2,536
Amortization of intangible assets	1,022	1,128

EBITDA	9,344	(596)
Reconciling items for Adjusted EBITDA
Preferred dividend	808	750
Non-cash stock based compensation	573	490
FX (gain) loss	(22)	22
Other reconciling items (1)
Inventory purchase accounting adjustment	—	5,708

Adjusted EBITDA	$10,703	$6,374

Adjusted EBITDA as a percent of revenues	16%	10%

(1)	See explanations in Use of Non-GAAP Financial Measures section later in this release

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Applicable to Common Shares and Net Income (Loss) Per Diluted Share to

Adjusted Net Income Applicable to Common Shares and Adjusted Net Income Per Diluted Share

(Unaudited, in thousands, except per share data)

	For the Three Months Ended
	March 31, 2015		March 31, 2014
	Net		Net
	Income	Amount	Loss	Amount
	Applicable to	per Diluted	Applicable to	per Diluted
	Common Shares	Share	Common Shares	Share
As reported	$2,934	$0.05	$(3,060)	$(0.05)
Inventory purchase price adjustment, net of tax effect (1)	—	—	3,467	0.06

Adjusted	$2,934	$0.05	$407	$0.01

Footnotes:	2014
(1) Inventory purchase price adjustment, net of tax effect, as follows:
Inventory purchase price adjustment	$5,708
Tax effect on inventory purchase price adjustment	(2,241)

Inventory purchase price adjustment, net of tax effect	$3,467

Use of Non-GAAP Financial Measures

To supplement RTI Surgical’s condensed consolidated financial statements presented on a GAAP basis, the Company discloses certain non-GAAP financial measures that exclude certain amounts, including adjusted net income (loss) applicable to common shares, adjusted net income (loss) per fully diluted share and adjusted EBITDA. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of adjusted measures for the three month period ended March 31, 2014 as well as the reason for excluding the individual item:

2014 Inventory purchase accounting adjustment – This adjustment represents the purchase price effects on the sale of acquired Pioneer inventory, which have been included in costs of processing and distribution. Management removes the amount of these nonrecurring costs from the Company’s operating results to assist in assessing its operating performance in the periods affected and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Adjusted net income applicable to common shares, adjusted net income per fully diluted share, and adjusted EBITDA should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting adjusted net income applicable to common shares, adjusted net income per fully diluted share, and adjusted EBITDA in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the inventory purchase accounting adjustment. The Company further believes that providing this information better enables RTI Surgical’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(Unaudited, in thousands)

	For the Three Months Ended
	March 31,
	2015	2014
Revenues:
Spine	$19,379	$19,063
Sports medicine	12,107	11,360
Bone graft substitutes and general orthopedic	10,929	8,147
Ortho fixation	10,637	7,495
Surgical specialties	6,010	7,278
Dental	4,755	4,646
Other revenues	4,217	2,756

Total revenues	$68,034	$60,745

Domestic revenues	62,688	54,815
International revenues	5,346	5,930

Total revenues	$68,034	$60,745

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$11,904	$15,703
Accounts receivable—net	39,666	38,833
Inventories—net	114,908	113,464
Prepaid and other current assets	28,906	29,496

Total current assets	195,384	197,496
Property, plant and equipment—net	77,290	77,028
Goodwill	54,887	54,887
Other assets—net	46,644	48,724

Total assets	$374,205	$378,135

Liabilities and Stockholders’ Equity
Accounts payable	$27,016	$26,834
Accrued expenses and other current liabilities	25,623	30,673
Current portion of long-term obligations	6,467	6,479

Total current liabilities	59,106	63,986
Deferred revenue	13,003	12,460
Long-term liabilities	79,813	81,020

Total liabilities	151,922	157,466
Preferred stock	53,688	52,834
Stockholders’ equity:
Common stock and additional paid-in capital	416,063	415,570
Accumulated other comprehensive loss	(7,356)	(3,881)
Accumulated deficit	(240,112)	(243,854)

Total stockholders’ equity	168,595	167,835

Total liabilities and stockholders’ equity	$374,205	$378,135

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For the Three Months
	Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$3,742	$(2,310)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	3,966	3,664
Stock-based compensation	573	490
Amortization of deferred revenue	(2,746)	(1,799)
Other items to reconcile to net cash provided by (used in) operating activities	(4,529)	(3,352)

Net cash provided by (used in) operating activities	1,006	(3,307)

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,265)	(4,936)
Patent and acquired intangible asset costs	(22)	(217)

Net cash used in investing activities	(4,287)	(5,153)

Cash flows from financing activities:
Proceeds from long-term obligations	—	4,000
Net proceeds from short-term obligations	510	1,233
Payments on long-term obligations	(1,513)	(20)
Other financing activities	554	170

Net cash (used in) provided by financing activities	(449)	5,383

Effect of exchange rate changes on cash and cash equivalents	(69)	(179)

Net decrease in cash and cash equivalents	(3,799)	(3,256)
Cash and cash equivalents, beginning of period	15,703	18,721

Cash and cash equivalents, end of period	$11,904	$15,465